ASTRALIS LTD

                          CONSULTANT AGREEMENT BETWEEN
              ASTRALIS, LTD AND Gar-1 Business Advisory Services -
                       MADE AS OF Friday, October 6, 2006

      Agreement made as of the 6th day of October 2006 by and between ASTRALIS LTD having its principal address at 75 Passaic Ave. Fairfield, N.J., 07004 and Gar-1 Business Advisory Services (CONSULTANT), having its principal address at 4 Hawser Way, Randolph, NJ 07869.

      ASTRALIS LTD and CONSULTANT desire to enter into an agreement whereby the CONSULTANT will perform certain professional services as an independent contractor.

      In consideration of the mutual promises in this agreement, the CONSULTANT agrees to perform the professional services set forth in paragraph 1 with the standard of professional care and skill customarily provided in the performance of such services, and ASTRALIS LTD agrees to pay the CONSULTANT such amounts as are specified herein, all upon the following conditions:

1. You are hereby retained by ASTRALIS LTD as a CONSULTANT who is an independent contractor and shall perform the services set forth on
      Schedule I attached hereto. CONSULTANT is being retained on a non-exclusive basis.

2. CONSULTANT shall be paid for the services actually performed in the manner and amounts set forth on Schedule I. ASTRALIS LTD shall not be liable for any other costs or expenses of any nature in connection with CONSULTANT's work with the exception of personal automobile utilization, wire line and wireless telephone service used by the consultant to perform the duties set forth in schedule 1. Personal automobile usage will be reimbursed at the current rate specified in the IRS code. Telecommunications costs will be reimbursed at cost. The parties also agree that CONSULTANT may request ASTRALIS LTD permission to incur other additional expenses in connection with the services set forth in paragraph 1 above. Upon prior written approval of said expenses by the project director set forth in paragraph 5 below, ASTRALIS LTD shall, upon submission of supporting documentation, reimburse CONSULTANT for said expenses. Any additional services beyond those set forth in paragraph 1 above shall be performed by the CONSULTANT only after an agreement in writing between CONSULTANT and ASTRALIS LTD.

3. Payment for compensation earned in accordance with Schedule I and reimbursable out-of-pocket expenses in accordance with paragraph 2 above will be made by ASTRALIS LTD to the CONSULTANT coincident with the completion of the sale transaction(s) on the day the transaction(s) closes.

4. This Agreement shall commence as of the date first written above and continue six [6] months until April 6, 2007, unless terminated earlier by either party in accordance with this Agreement.

5. ASTRALIS LTD designates Samuel Barnett, Director and Chairman of the Audit Committee as project director to whom CONSULTANT shall from time to time provide written and verbal reports setting forth the progress of CONSULTANT's work.

6. CONSULTANT is not, and shall not be considered, an employee of ASTRALIS LTD. CONSULTANT acknowledges full responsibility for compliance with all Federal, State, and City tax regulations regarding taxes that may accrue on the fee paid as a result of services rendered ASTRALIS LTD. Further, ASTRALIS LTD will not provide workers compensation or any other benefits whatsoever to CONSULTANT except for compensation identified in paragraph 2 above.

7. ASTRALIS LTD agrees to hold CONSULTANT and/or its, family, sources of funding and its operation staff harmless, and to defend and indemnify them against all claims, actions, liability, damage, loss and expenses, including but not limited to, by reason of injury, illness or death to any person or damaged property arising or alleged to have arisen out of CONSULTANT's activities in connection with this Agreement, save for any claims, actions, liability, damage, loss and expenses arising as a result of CONSULTANT's willful negligence in performing the duties hereunder. ASTRALIS LTD will assure that CONSULTANT is an insured party of the current Directors & Officers Liability Insurance policy and that ASTRALIS LTD will assume any deductible costs that may be incurred by CONSULTANT as a result of a future claim or legal action resulting from, the performance of his duties as interim CFO.

8. CONSULTANT may terminate this Agreement early without cause by giving the other party ten (10) calendar days' written notice of its election to terminate. Either party may terminate this Agreement early with cause upon ten (10) calendar days' written notice.

9. CONSULTANT represents that as of the date of this Agreement he has no existing arrangements or agreements that could conflict with his responsibilities under this Agreement.

10. CONSULTANT shall personally perform the services covered by this Agreement. CONSULTANT shall not assign any interest in this Agreement be assigned without prior written approval of ASTRALIS LTD.

11a. CONSULTANT recognizes that all records, information and materials (including but not limited to patentable subject matter and potential trade secrets and know-how) that are received by CONSULTANT from ASTRALIS LTD before or during the term of this Agreement and all copies made by CONSULTANT of these records, information and materials are and shall remain the property of ASTRALIS LTD, shall be held in strict confidence by CONSULTANT during the term of this Agreement and for five (5) years thereafter, shall be used by CONSULTANT solely for the purpose of performing his obligations hereunder, and shall be returned at the termination of this agreement or earlier at the specific request of ASTRALIS LTD. CONSULTANT shall disclose promptly to ASTRALIS LTD all inventions, discoveries, formulas, processes, computer programs,


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

      algorithms, designs, trade secrets, works of authorship related to or directly relevant to ASTRALIS LTD Intellectual Property or research results, whether or not fixed in a tangible medium of expression and other information and know-how (collectively hereinafter "TECHNOLOGY") made, discovered or developed by CONSULTANT either alone or in conjunction with any other person or entity during the term of this Agreement. CONSULTANT agrees that all TECHNOLOGY made, discovered, developed, authored, prepared or conceived by CONSULTANT during the term of this Agreement in connection with the furtherance of this Agreement whether alone or in combination with another, whether or not on ASTRALIS LTD premises, shall belong exclusively to ASTRALIS LTD. CONSULTANT acknowledges that no rights whatsoever in the TECHNOLOGY are retained by CONSULTANT including the right to prepare derivative works and that work of authorship shall be deemed a work made for hire.

11b. CONSULTANT agrees to and hereby does assign all right, title and interest in and to any TECHNOLOGY to ASTRALIS LTD. ASTRALIS LTD shall have the right to apply for, prosecute, obtain, retain and transfer any and all copyrights, trademarks, registrations, patents or any such similar right or property interest arising from or in connection with the TECHNOLOGY. CONSULTANT agrees to cooperate with and provide all reasonable assistance to ASTRALIS LTD, its designees, assignees or licensees in connection with the foregoing.

12. This Agreement constitutes the entire understanding between ASTRALIS LTD and CONSULTANT. Both parties represent that they have the capacity to enter into this Agreement and perform the obligations hereunder. This Agreement or any amendment shall not be binding unless executed in writing by ASTRALIS LTD and CONSULTANT.

13. This Agreement shall be construed in accordance with the laws of the State of New Jersey, without regard to its conflict of laws provisions.

14. CONSULTANT has no actual authority, nor shall the CONSULTANT give the impression of having apparent authority, to bind ASTRALIS LTD with regard to any third parties.

15. If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, it shall be ineffective only to the extent of such prohibition and the validity and enforceability of all the remaining provisions shall not be affected thereby. The failure of either party to exercise any of its rights under this Agreement for a breach thereof shall not be deemed to be a waiver of such rights, nor shall the same be deemed to be a waiver of any subsequent breach, either of the same provision or otherwise.

16. This agreement may be executed in one or more counterparts or duplicate originals, all of which shall be considered one and the same agreement.


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

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day set forth above.


ASTRALIS  LTD


By: /s/ Samuel T. Barnett                   By: /s/ Michael R. Garone
    ---------------------                       ---------------------
Samuel T. Barnett                           Michael R. Garone
Chairman of the Audit Committee of          For Gar-1 Business Advisory Services
the Board of Directors of Astralis, Ltd.    EIN: 16-1713299

October 6, 2006                             October 6, 2006
Date                                        Date


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

                                   SCHEDULE I

                          CONSULTANT AGREEMENT BETWEEN
   ASTRALIS, LTD AND Gar-1 Business Advisory Services - MADE AS OF Wednesday,
                                 October 6, 2006

Compensation:

Upon request by ASTRALIS LTD project director or his designee, CONSULTANT shall provide consulting services to ASTRALIS LTD. As compensation for services performed CONSULTANT shall receive an amount or amounts equal to:

            (i)   10% of: any new funds invested in or paid to the COMPANY;

            (ii) 10% of the total proceed received by the Company for the sale of its assets or any other sale of the COMPANY (inclusive of any indebtedness or other obligations assumed by any acquirer);

            (iii) 10% of the value received by the Stockholders of the Company or of the cash invested in connection with the sale of the corporate shell or any part of the COMPANY.

            (for the avoidance of doubt, no amounts arising out of i, ii or iii above shall be double counted).

The CONSULTANT will not be paid in connection with the cancellation of any outstanding debt including notes payable or any interest or penalty payments (associated with that debt) cancelled or for any other non-cash settlement of any other claims against the COMPANY with the exception of settlement of trade receivables.

Additionally, and notwithstanding any other limits or provisions provided for herein, the CONSULTANT will be paid an amount equal to 10% of the amount of any trade receivable reduction (not to exceed $50,000 in the aggregate), if any, agreed upon by creditors through the efforts of CONSULTANT. CONSULTANT will be paid by the purchaser immediately upon closing of any sale(s) or investment transactions or agreement to reduce trade receivables.

The total amount paid to the CONSULTANT for services rendered under this agreement will be based on the terms described in the previous paragraph, but limited to the greater of $50,000 per transaction ((i), (ii) or (iii) above) or $1,000 per day for services rendered beginning August 24. If the daily rate applies, the CONSULTANT will be paid not more than $20,000 per month.

If this contract is terminated by the COMPANY prior to raising any new financing or the sale of the COMPANY or its assets or its corporate shell or any part of the COMPANY; and the COMPANY completes a transaction that results in the COMPANY raising any new financing; or the sale of the COMPANY or its assets or its corporate shell or any part of the COMPANY, the CONSULTANT shall receive $1,000 per day, not more than $20,000 per month for work performed between August 24 and the date of termination of the agreement. CONSULTANT will be paid upon the closing of any sale(s) or investment transactions.


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

Services:

a) Prepare and market ASTRALIS LTD for sale or additional investment. ASTRALIS LTD may be sold in whole or parts (that is, the assets and corporate shell may be sold separately) or a part of the COMPANY may be sold to a new investor or new financing may be secured by the COMPANY.

b) Minimize through negotiation, where possible, the accounts payable and other liabilities of ASTRALIS LTD.

ASTRALIS LTD agrees to cooperate with Consultant in the performance of the foregoing services: Consultant shall keep in frequent contact with ASTRALIS LTD project director or his designee, and shall file periodic written reports at ASTRALIS LTD request. Consultant has a fiduciary duty to ASTRALIS LTD, and does not now, and will not in the future represent, or accept compensation from, or enter into conflicting arrangements with any other person relating to the agreed Services without ASTRALIS LTD prior written consent.

ASTRALIS, LTD


By: /s/ Samuel T. Barnett                   By: /s/ Michael R. Garone
    -------------------------                   -------------------------
Samuel T. Barnett                           Michael R. Garone
Chairman of the Audit Committee of          For Gar-1 Business Advisory Services
the Board of Directors of Astralis, Ltd.    - Consultant

October 6, 2006                             October 6, 2006
Date                                        Date


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